Preformed Line Products Announces Third Quarter And First Nine Months 2017 Results

MAYFIELD VILLAGE, Ohio, Nov. 3, 2017 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for its third quarter and first nine months of 2017.

Net income for the quarter ended September 30, 2017 was $6.3 million, or $1.23 per diluted share, compared to $4.7 million, or $.92 per diluted share, for the comparable period in 2016.

Net sales in the third quarter of 2017 were $99.2 million, compared to $88.3 million in the third quarter of 2016.

Net income for the nine months ended September 30, 2017 was $12.0 million, or $2.33 per diluted share, compared to $10.2 million, or $1.95 per diluted share, for the comparable period in 2016.

Net sales were $281.3 million for the first nine months of 2017 compared to $250.2 million in the first nine months of 2016.

Currency translation rates favorably impacted net sales by $1.6 million for the third quarter and $3.0 million for the first nine months of 2017, and had a negligible impact on net income for the third quarter and for the first nine months of 2017.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our world-wide balanced business portfolio has now delivered double-digit consolidated sales growth in back-to-back quarters. Even though there has been no relief in rising raw material costs, our gross profit growth exceeded our sales growth for the quarter. This led us to our largest third quarter bottom line results and generation of cash flow from operations in the last five years."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, Colombia, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, the Company's ability to strengthen and retain relationships with the Company's customers and expand geographically, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2016 Annual Report on Form 10-K filed with the SEC on March 10, 2017 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months September 30		Nine Months September 30
	2017	2016	2017	2016

Net sales	$ 99,239	$ 88,299	$ 281,320	$ 250,202
Cost of products sold	65,704	59,444	193,446	170,252
GROSS PROFIT	33,535	28,855	87,874	79,950

Costs and expenses
Selling	8,957	8,022	25,867	23,836
General and administrative	11,042	10,579	32,143	31,628
Research and engineering	3,520	3,433	10,821	10,778
Other operating expense (income) - net	206	196	681	(683)
	23,725	22,230	69,512	65,559

OPERATING INCOME	9,810	6,625	18,362	14,391

Other income (expense)
Interest income	62	63	325	206
Interest expense	(255)	(264)	(831)	(588)
Other income (expense) - net	122	110	259	(46)
	(71)	(91)	(247)	(428)

INCOME BEFORE INCOME TAXES	9,739	6,534	18,115	13,963

Income taxes	3,461	1,792	6,163	3,809

NET INCOME	$ 6,278	$ 4,742	$ 11,952	$ 10,154

BASIC EARNINGS PER SHARE
Net Income	$ 1.23	$ 0.92	$ 2.34	$ 1.96

DILUTED EARNINGS PER SHARE
Net Income	$ 1.23	$ 0.92	$ 2.33	$ 1.95

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.60

Weighted-average number of shares outstanding - basic	5,104	5,146	5,113	5,180

Weighted-average number of shares outstanding - diluted	5,120	5,169	5,129	5,200

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Thousands of dollars, except share and per share data)	2017	2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 39,163	$ 30,737
Accounts receivable, less allowances of $3,440 ($3,210 in 2016)	80,370	63,415
Inventories - net	75,675	74,484
Prepaids	4,814	12,035
Other current assets	6,750	8,436
TOTAL CURRENT ASSETS	206,772	189,107

Property, plant and equipment - net	108,307	105,104
Other intangibles - net	10,404	10,475
Goodwill	16,689	15,769
Deferred income taxes	10,321	10,208
Other assets	10,132	10,274

TOTAL ASSETS	$ 362,625	$ 340,937

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 24,725	$ 21,978
Notes payable to banks	562	1,315
Current portion of long-term debt	1,448	1,448
Accrued compensation and amounts withheld from employees	13,849	10,040
Accrued expenses and other liabilities	24,984	20,674
TOTAL CURRENT LIABILITIES	65,568	55,455

Long-term debt, less current portion	32,828	42,943
Other noncurrent liabilities and deferred income taxes	19,577	18,996

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,091,381 and
5,117,753 issued and outstanding, as of September 30, 2017 and December 31, 2016	12,514	12,508
Common shares issued to rabbi trust, 298,160 and 297,281 shares at
September 30, 2017 and December 31, 2016, respectively	(12,109)	(12,054)
Deferred Compensation Liability	12,109	12,054
Paid-in capital	26,983	24,629
Retained earnings	312,206	303,415
Treasury shares, at cost, 1,165,736 and 1,136,443 shares at
September 30, 2017 and December 31, 2016, respectively	(61,129)	(59,640)
Accumulated other comprehensive loss	(45,922)	(57,369)
TOTAL SHAREHOLDERS' EQUITY	244,652	223,543

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 362,625	$ 340,937

CONTACT: Michael A. Weisbarth, Preformed Line Products, (440) 473-9246